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                                                                    EXHIBIT 99.1

NEWS             [NOBLE DRILLING CORPORATION LETTERHEAD]   [NOBLE DRILLING LOGO]

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           NOBLE DRILLING CORPORATION COMPLETES INTERNAL RESTRUCTURING

         SUGAR LAND, Texas, May 6, 2002 - Noble Drilling Corporation completed its restructuring after the close of business on April 30, 2002. On that date, Noble Corporation, a Cayman Islands company, became the parent company of the Noble corporate group. On May 1, 2002, the ordinary shares of Noble Corporation began trading on the New York Stock Exchange under the same trading symbol (NE) that the common stock of Noble Drilling Corporation previously traded under.

         Noble Drilling is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company's fleet of 53 offshore drilling units located in key markets worldwide. The Company's fleet of floating deepwater units consists of 13 semisubmersibles and three dynamically positioned drillships, seven of which are designed to operate in water depths greater than 5,000 feet. The Company's premium fleet of 34 independent leg, cantilever jackup rigs includes 21 units that operate in water depths of 300 feet and greater, four of which operate in water depths of 360 feet and greater, and 11 units that operate in water depths up to 250 feet. In addition, the Company's fleet includes three submersible units. Nine of the Company's units are capable of operating in harsh environments. Over 60 percent of the fleet is currently deployed in international markets, principally including the North Sea, Brazil, West Africa, the Middle East, India and Mexico. The Company also provides labor contract drilling services, well site and project management services, and engineering services.

         Additional information on Noble Corporation and its predecessor is available via the worldwide web at http://www.noblecorp.com.
NDC-270
5/06/02

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For additional information, contact:
John T. Rynd, Vice President - Investor Relations, Noble Drilling Services Inc. Noble Corporation, 281-276-6100